ADMINISTRATION AGREEMENT


THIS ADMINISTRATION AGREEMENT, is made this 29th date of January, 2001 by and between CAPSTONE ASSET MANAGEMENT COMPANY (the "Administrator"), a Delaware corporation having its principal place of business in Houston, Texas and Capstone Christian Values Fund, Inc. (the "Fund") on behalf of The Christian Stewardship Funds (Bond Index Fund, Large Cap Equity Index Fund, Small Cap
Equity Index Fund and International Index Fund)(the "Series"), a Maryland corporation having it's principal place of business in Houston, Texas.

                               W I T N E S S E T H

WHEREAS, the Fund intends to engage in business as a diversified open-end management investment company and register as such under the Investment Company Act of 1940 (the "Act"); and

WHEREAS, the Administrator is engaged in the business of rendering administrative and supervisory services to investment companies; and

WHEREAS, the Fund desires to retain the Administrator to render supervisory and administrative services to the Fund in connection with the separate Series of the Fund (each a "Fund"), in the manner and on the terms hereinafter set forth;

NOW THEREFORE, in consideration of the premises and the terms and provisions hereinafter set forth, the parties hereto agree as follows:

         1. Employment of the Administrator. The Fund hereby employs the Administrator to perform the duties set forth in Paragraph 2 hereof for the period and on the terms hereinafter set forth. The Administrator hereby accepts such employment and agrees during such period to render the services herein set forth for the compensation herein provided. The Administrator shall for all purposes herein be deemed to be an independent contractor and, except as expressly provided or authorized (whether herein or otherwise), shall have no authority to act for or represent the Fund in any way or otherwise be deemed an agent of the Fund.

         2. Duties of the Administrator. The Administrator, subject to the direction of the Board of Directors and officers of the Fund, undertakes to provide the following services and to assume the following obligations:

               (a) Administrative Services. The Administrator shall conduct and manage the day-to-day operations of the Funds, including (i) the coordination of all matters relating to the functions of the investment Adviser, custodian, transfer agent, other shareholder service agents, accountants, attorneys and other parties performing services or operational functions for the Funds, (ii) providing the Funds, at the Administrator's expense, with services of persons competent to perform such administrative and clerical functions as are necessary in order to provide effective administration of the Fund, including duties in connection with shareholder relations, reports, redemption requests and account adjustments and the maintenance of certain books and records of the Fund, (iii) the preparation of registration statements, prospectuses, reports, proxy solicitation materials and amendments thereto and the furnishing of legal services to the Funds except for services provided by outside counsel to be selected by the Board of Directors, and (iv) providing the Funds, at the Administrator's expense, with adequate office space and related services necessary for its operations as contemplated in this Agreement.

               (b) Other Obligations and Services. The Administrator shall make its officers and employees available to the Board of Directors and officers of the Fund for consultation and discussions regarding the administrative management of the Fund.

          3.   Expenses of the Fund.

               (a) The Administrator. The Administrator assumes and shall pay for maintaining the staff and personnel and shall at its own expense provide the equipment (other than equipment used in connection with the Funds' custodial system), office space and facilities necessary to perform its obligations under this Agreement, and shall pay all compensation of officers of the Fund and the fees of all trustees of the Fund who are affiliated persons of the Administrator.

               (b) The Fund. The Fund and the Funds assume and shall pay or shall arrange to pay all other expenses of the Fund and the Funds, including (i) interest and taxes; (ii) brokerage commissions and other costs in connection with the purchase and sale of portfolio investments; (iii) compensation of its trustees other than those who are affiliated persons of the Adviser or the Administrator; (iv) fees of outside counsel to and of independent accountants of the Fund and/or the Funds selected by the Board of Directors; (v) custodian, registrar and transfer agent fees and expenses; (vi) expenses related to the repurchase or redemption of the Funds' shares including expenses related to a program of periodic repurchases or redemptions; (vii) expenses related to the issuance of the Funds' shares against payment therefor by or on behalf of the subscribers thereto; (viii) fees and related expenses of registering and qualifying the Fund, the Funds and their shares for distribution under state and federal securities laws; (ix) expenses of printing and mailing of registration statements, prospectuses, reports, notices and proxy solicitation materials of the Fund and the Funds; (x) all other expenses incidental to holding meetings of the shareholders of the Fund and the Funds including proxy solicitations therefor; (xi) expenses for servicing shareholder accounts; (xii) insurance premiums for fidelity coverage and errors and omissions insurance;
                    (xiii) dues for membership of the Fund and the Funds in trade associations approved by the Board of Directors; and
                    (xiv) such non-recurring expenses as may arise, including those associated with actions, suits or proceedings arising out of the activities of the Fund or the Funds to which the Fund or the Funds are a party and the legal obligation which the Fund or the Funds may have to indemnify the officers and trustees with respect thereto. To the extent that any of the foregoing expenses are allocated among the Fund, the Funds and any other party, such allocations shall be made pursuant to methods approved by the Board of Directors.

         4. Compensation. As compensation for the services rendered, the facilities furnished and the expenses assumed by the Administrator, each Fund shall pay to the Administrator at the end of each month a fee at the annual rate of 0.075% of the average daily net assets of each Fund as determined and computed in accordance with the description of the method of determination of net asset value contained in the combined prospectus and statement of additional information of the Fund as in effect from time to time under the Securities Act of 1933. If the Administrator shall serve for less than any whole quarter, the compensation described in the preceding sentence shall be prorated.

          5.   Activities   of   the   Administrator.   The   services   of  the
               Administrator to the Fund hereunder are not to be deemed exclusive and the Administrator shall be free to render similar services to others.

          6. Liabilities of the Administrator. In the absence of willful misfeasance, bad faith, gross negligence or reckless disregard of obligations or duties hereunder on the part of the Administrator, the Administrator shall not be liable to the Fund, the Funds, or to any shareholder of the Fund or the Funds for any act or omission in the course of, or in connection with, rendering services hereunder or for any losses that may be sustained in the purchase, holding or sale of any security.

          7. Renewal. The term of this Agreement shall commence on the date hereof and shall continue in effect until October 1, 2002 or until terminated in accordance with Paragraph 8 hereof.

          8.   Termination.

               (a) Prior to October 1, 2002, this Agreement may be terminated by either party only for cause and upon 60 days' written notice to the other party. Such termination shall be without penalty to the terminating party. For purposes of this Paragraph 9(a), "cause" is defined as a finding made in good faith by the Directors of the Fund or the directors of the Administrator, as applicable, that (i) the other party has failed on a continuing basis to perform its duties pursuant to this Agreement in a satisfactory manner consistent with then current industry standards and practices or (ii) the terms and provisions of this Agreement are no longer reasonable in light of then current industry standards and practices and the parties hereto cannot agree on a mutually satisfactory amendment.

               (b) After January 29, 2000, this Agreement may be terminated without the payment of any penalty (i) by the Fund on 60 days' notice to the Administrator and (ii) by the Administrator on 90 days' written notice to the Fund.

          9. Amendments. This Agreement may be amended by written agreement between the parties at any time provided such amendment is authorized or approved by the Board of Directors of the Fund, and in accordance with any applicable regulatory requirements.

          10. Notices. Any and all notices or other communications required or permitted under this Agreement shall be in writing and shall be deemed sufficient when mailed by United States certified mail, return receipt requested, or delivered in person against receipt to the party to whom it is to be given, at the address of such party set forth below:

                  If to the Administrator:

                  Capstone  Asset  Management  Company
                  5847 San Felipe,  Suite
                  4100 Houston, Texas 77057

                  If to the Fund:

                  Capstone Christian Values Fund, Inc.
                  5847 San Felipe, Suite 4100
                  Houston, Texas 77057

               or to such other address as the party shall have furnished in writing in accordance with the provisions of this Section 10.

          11. Severability. If any provision of this Agreement is invalid, illegal or unenforceable, the balance of this Agreement shall remain in full force and effect and this Agreement shall be construed in all respects as if such invalid, illegal or unenforceable provision were omitted.

          12. Headings. Any paragraph headings in this Agreement are for convenience of reference only, and shall be given no effect in the construction or interpretation of this Agreement or any provisions thereof.

          13. Counterparts. This Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed an original, and which together shall constitute but one and the same instrument.

          14. Governing Law. This Agreement shall be subject to the laws of the State of Texas, and shall be interpreted and construed to further and promote the operation of the Fund, including the Funds, as a diversified open-end management company.

          15. Limitation of Liability for Claim. The Articles of Incorporation of the Fund, a copy of which, together with all amendments thereto, is on file in the Office of the Attorney General of the State of Maryland, provides that the name "Capstone Christian Values Trust" refers to the Directors under the Articles of Incorporation collectively as directors and not as individuals or personally, and that no shareholder of the Funds, Director, officer, employee or agent of the Fund, shall be subject to claims against or obligations of the Fund or of the Funds to any extent whatsoever, but that the Fund estate only shall be liable.

               The Administrator is hereby expressly put on notice of the limitation of liability as set forth in the Articles of Incorporation and hereby agrees that the obligations assumed by the Fund on behalf of the Funds pursuant to this Agreement shall be limited in all cases to the Funds and their assets, and the Administrator shall not seek satisfaction of any such obligation from shareholders or any shareholder of the Funds or any other series of the Fund or their shareholders, or from any Director, officer, employee or agent of the Fund. The Administrator understands that the rights and obligations of each Fund, or series, under the Articles of Incorporation are separate and distinct from those of any and all other series.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed on the date first written above.

         CAPSTONE CHRISTIAN VALUES FUND, INC.

         By ________________________________

         Name:

         Title:
         CAPSTONE ASSET MANAGEMENT COMPANY
         By ________________________________
         Name:

         Title: